EXHIBIT 99.1

News Release
Contact:
Angie Yang
SVP, Investor Relations
213-422-1390 angie.yang@BBCNbank.com

BBCN BANCORP APPOINTS KYU S. KIM AS CHIEF OPERATING OFFICER

LOS ANGELES – July 19, 2013 – BBCN Bancorp, Inc. (NASDAQ: BBCN) today announced that the Board of Directors has accepted the resignation of Senior Executive Vice President and Chief Operating Officer Bonita I. Lee, effective August 2, 2013. The Company also announced Senior Executive Vice President and Chief Commercial Banking Officer Kyu S. Kim will succeed Ms. Lee as Chief Operating Officer of BBCN Bank.

“On behalf of the Board and BBCN family, I thank Bonnie Lee for her many years of valued service to the organization. She has been an integral player in the formation and establishment of BBCN, and we wish all the best in her future endeavors,” said Kevin S. Kim, Chairman and Chief Executive Officer. “We congratulate Kyu Kim on her new appointment. Since joining the Company in 1998, Kyu has spearheaded the bank’s expansion in the Eastern Region, and we are confident her leadership skills will continue to play an instrumental role as we make progress extending our position as the leading Korean-American bank in the nation.”

Kyu Kim, 51, has served as the Executive Vice President, Chief Commercial Banking Officer and a member of the Office of the President since the creation of BBCN Bank in November 2011. Prior to the merger of equals with Center Financial Corporation, she was the Executive Vice President and Eastern Regional Manager for Nara Bancorp since April 2008 and is largely credited with building Nara’s Eastern Region operations. Previously, she served as the Senior Vice President and Eastern Regional Manager from October 2005 until March 2008. Prior to her promotion to Eastern Regional Manager, she served as the Deputy Regional Manager from July 2003 to September 2005. Ms. Kim also served as the Manhattan Branch Manager from February 2000 to September 2005 and Flushing Branch Manager from September 1998 to February 2000. Prior to joining the Bank, Ms. Kim was Vice President and Chief Credit Officer at Foster Bank in Chicago from March 1990 to September 1997.

Investor Conference Call

As previously announced, a conference call is scheduled to be held Tuesday, July 23, 2013 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to discuss BBCN’s 2013 second quarter financial results. Investors and analysts are invited to access the conference call by dialing 800-299-9630 (domestic) or 617-786-2904 (international), passcode 57949239. There will also be a live webcast of the call available at the Investor Relations section of BBCN Bancorp’s website at www.BBCNbank.com. After the live webcast, a replay will remain available in the Investor Relations section of BBCN Bancorp’s website. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through July 30, 2013, passcode 70185604.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $5.8 billion in assets as of March 30, 2013. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 45 branches in California, New York, New Jersey, Washington and Illinois, along with six loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California and Annandale, VA. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

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